SECURITIES EXCHANGE AGREEMENT

SECURITIES EXCHANGE AGREEMENT (“this Agreement”) dated as of January 31, 2013 by and between LEAGUE NOW HOLDINGS CORPORATION, a Florida corporation (“LEAGUE NOW ”), and the individuals whose names appear on the signature page hereof, each being a shareholder (the “Shareholders”) of NYBD Holding Co, Inc., a Florida corporation, (“NYBD ”).

W I T N E S S E T H:

WHEREAS, as of January 31, 2013 there are 100 shares of capital stock of NYBD (the “NYBD Stock”) all of which are owned beneficially and of record, by the Shareholders who together own 100% of the issued and outstanding shares of NYBD Stock, each owning the number of shares set forth opposite their respective names on the signature page hereof.

WHEREAS, LEAGUE NOW proposes to exchange all of the outstanding shares of NYBD in exchange for the issuance of an aggregate of 28,500,000 shares of LEAGUE NOW’ common stock (“LEAGUE NOW Stock”), representing 95% of the post-closing, issued and outstanding LEAGUE NOW Stock at a closing provided for in Section 2 of this Agreement.

WHEREAS, the Board of Directors of LEAGUE NOW and NYBD have determined that it is desirable to effect a plan of reorganization meeting the requirement of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended and the parties intend that the issuance of the LEAGUE NOW Stock and exchange for the NYBD Stock shall qualify as a “tax free” reorganization as contemplated by the provisions of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

ARTICLE 1

ISSUANCE AND EXCHANGE OF SHARES

1.1 Issuance and Exchange. At Closing to be held in accordance with the provisions of Article 2 below and subject to the terms and agreements set forth herein, LEAGUE NOW agrees to issue each of the Shareholders who agree to, severally and jointly, to exchange the number of authorized and newly issued shares of LEAGUE NOW Stock determined as provided in Section 1.2 below for each share of NYBD Stock owned by them. In consideration for the shares of LEAGUE NOW Stock to be exchanged, the Shareholders each shall deliver to LEAGUE NOW stock certificates evidencing their ownership of NYBD , together with duly executed stock powers to effectuate the transfer.

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1.2 Exchange Ratio.

(a)	At Closing, LEAGUE NOW shall exchange 2,850 shares of LEAGUE NOW Stock for each share of NYBD Stock in accordance with the distribution shown on the signature page hereof and as full consideration for the NYBD Stock.

(b)	No fractional shares of LEAGUE NOW Stock will be issued to any Shareholder. Accordingly, Shareholders who would otherwise be entitled to receive fractional shares of LEAGUE NOW Stock will, upon surrender of their certificate representing the fractional shares of NYBD Stock, receive a full share if the fractional share exceeds fifty percent (50%) and if the fractional share is less than fifty percent (50%) the fractional share shall be canceled.

(c)	An aggregate of 28,500,000 shares of LEAGUE NOW Stock shall be exchanged by and issued to all of the NYBD Shareholders.

ARTICLE 2

CLOSING

2. Closing.

The consummation of the exchange by the Shareholders (the Closing”) shall occur at the offices of NYBD. 155 East Flagler Street, Miami, Florida on the 31st day of January, 2013, or at such other place and/or on such other time and date as the parties may agree upon (the “Closing Date”). If the Closing fails to occur by February 28, 2013, or by such later date to which the Closing may be extended as provided hereinabove, this Agreement shall automatically terminate, all parties shall pay their own expenses incurred in connection herewith, and no party hereto shall have any further obligations hereunder; provided, however, that no such termination shall constitute a waiver by any party or parties which is/are not in default of any of its or their respective representations, warranties or covenants if any other party or parties is in default of any of its or their respective representations, warranties or covenants under this Agreement. At the Closing, as conditions thereto:

2.1 Deliveries by LEAGUE NOW .

LEAGUE NOW shall deliver, or cause to be delivered to the Shareholders:

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(a)	As soon after the Closing as is feasibly possible and no later than February 10, 2013, certificates for the shares of LEAGUE NOW Stock being exchanged for their respective accounts, in form and substance reasonably satisfactory to the Shareholders and their counsel;

(b)	The certificates, resolutions, opinions and resignations specified in Article 6 below;

(c)	All of the books and records of LEAGUE NOW .

2.2	Shareholders’ Deliveries.

The Shareholders shall deliver to LEAGUE NOW :

(a)	A stock certificate or certificates evidencing the ownership of each Shareholder, of all shares of NYBD Stock currently owned by them, respectively, duly endorsed for transfer to LEAGUE NOW ; and

(b)	The certificates, resolutions and opinions specified in Article 5 below.

2.3	Bianco’s Deliveries.

Bianco shall deliver to LEAGUE NOW :

(a)	An executed agreement releasing LEAGUE NOW from all obligations with respect to all options, rights and warrants held by Bianco and his family and affiliates in the form attached hereto as Exhibit 2.3(a);

(b)	A release that releases LEAGUE NOW of all obligations under his employment agreement;

(c)	Bianco shall cause Infiniti Systems Group, Inc. to execute and deliver an Assignment and Assumption Agreement in the form attached hereto as Exhibit 2.3(c), releasing LEAGUE NOW from all outstanding obligations of Infiniti Systems Group, Inc. as of the Closing Date.

(d)	Certificate representing 28,500,000 shares of LEAGUE NOW Common Stock duly endorsed for cancellation and returned to ; LEAGUE NOW’s treasury and

(e)	A fully executed copy of the Split-Off Agreement.

2.4	LEAGUE NOW ’ Deliveries to Bianco.

LEAGUE NOW shall deliver to Bianco:

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(a)	Stock certificates representing LEAGUE NOW ownership in Infiniti Systems Group, Inc. duly endorsed for transfer; and

(b)	A fully executed copy of the Split-Off Agreement.

ARTICLE 3

REPRESENTATIONS OF ALL SHAREHOLDERS

All of the Shareholders hereby represent and warrant to LEAGUE NOW as follows (it being acknowledged that LEAGUE NOW is entering into this Agreement in material reliance upon each of the following representations and warranties, and that the truth and accuracy of each, as evidenced by their signature set forth on the signature page, constitutes a condition precedent to the obligations of LEAGUE NOW hereunder):

3.1 Ownership of Stock. The Shareholders are the lawful owners of the shares of NYBD Stock to be transferred to LEAGUE NOW free and clear of all preemptive or similar rights, liens, encumbrances, restrictions and claims of every kind, except those listed on Schedule 3.1 hereto and the delivery to LEAGUE NOW of the NYBD Stock pursuant to the provisions of this Agreement will transfer to LEAGUE NOW valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind. All of the shares of NYBD Stock to be exchanged herein have been duly authorized and validly issued and are fully paid and nonassessable.

3.2 Authority to Execute and Perform Agreement; No Breach. Each Shareholder has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement, and to sell, assign, transfer and convey the NYBD Stock and to perform fully their respective obligations hereunder. This Agreement has been duly executed and delivered by each Shareholder and, assuming due execution and delivery by, and enforceability against, LEAGUE NOW , constitutes the valid and binding obligation of each Shareholder enforceable in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). No approval or consent of, or filing with, any governmental or regulatory body, and no approval or consent of, or filing with, any other person is required to be obtained by the Shareholders or in connection with the execution and delivery by the Shareholders of this Agreement and consummation and performance by them of the transactions contemplated hereby, other than as set forth on Schedule 3.2.

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The execution, delivery and performance of this Agreement by each Shareholder and the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof by each Shareholder will not:

(a)	violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both would constitute) a default under, any contract, lease, agreement or other instrument or obligation to which a Shareholder is a party or by or to which any of the properties and assets of any of the Shareholders may be bound or subject;

(b)	violate any order, judgment, injunction, award or decree of any court, arbitrator, governmental or regulatory body, by which a Shareholder or the securities, assets, properties or business of any of them is bound; or

(c) violate any statute, law or regulation.

3.3 Securities Matters.

(a)	The Shareholders have been advised that the LEAGUE NOW Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities act in reliance on exemptions therefrom.

(b)	The LEAGUE NOW Shares are being acquired solely for each Shareholder’s own account, for investment and are not being acquired with a view to or for the resale, distribution, subdivision or fractionalization thereof, the Shareholders have no present plans to enter into any such contract, undertaking, agreement or arrangement and each Shareholder further understands that the LEAGUE NOW Shares, may only be resold pursuant to a registration statement under the Securities Act, or pursuant to some other available exemption;

(c)	The Shareholders acknowledge, in connection with the exchange of the LEAGUE NOW Shares, that no representation has been made by representatives of LEAGUE NOW regarding its business, assets or prospects other than that set forth herein and that each is relying upon the information set forth in the filings made by LEAGUE NOW pursuant to Section 13 of the Securities Exchange Act of 1934, as amended and such other representations and warranties as set forth in this Agreement.

(d)	The Shareholders acknowledge that they are either an “accredited investor” within the meaning of Regulation D under the Securities Act or they have sufficient knowledge and experience in financial matters to be capable of evaluating the merits and risks of exchanging their NYBD Shares for LEAGUE NOW Shares and they are able to bear the economic risk of the transactions contemplated hereby.
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(e)	The Shareholders agree that the certificate or certificates representing the LEAGUE NOW Shares will be inscribed with substantially the following legend:

“The securities represented by this certificate have not been registered under the Securities Act of 1933. The securities have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for these securities under the Securities Act of 1933 or an opinion satisfactory to LEAGUE NOW ’ counsel that registration is not required under said Act.”

ARTICLE 4

REPRESENTATIONS OF PRINCIPAL SHAREHOLDERS

The Principal Shareholders (as indicated on the signature page hereof) hereby represent and warrant to LEAGUE NOW as follows:

4.1 Existence and Good Standing. NYBD is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. NYBD has the power to own or lease its properties and assets and to carry on its business as now being conducted. NYBD is duly qualified to do business and is in good standing in the jurisdiction set forth on Schedule 4.1.

4.2 Capital Stock. NYBD has an authorized capitalization consisting of 100 shares of Common Stock, of which 100 shares are issued and outstanding. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth as Schedule 4.2 attached hereto, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements, commitments or arrangements of any character providing for the purchase, subscription, issuance or sale of any shares of the capital stock of NYBD , other than the exchange of the NYBD Shares as contemplated by this Agreement.

4.3 Financial Statements and No Material Changes. Annexed hereto as Schedule 4.3 are the audited balance sheets of NYBD ; (the “Financial Statements”).

The Financial Statements were carefully prepared from the books and records of NYBD , and contain the footnotes which would be required in audited financial statements, present fairly the financial position, assets and liabilities of NYBD and the results of its operations, for the respective periods indicated and reflect all necessary accruals, all in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis. The Financial

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Statements contain all adjustments (consisting of only normal recurring accruals) required to be made by GAAP, subject to normal year-end adjustments.

Since January 31, 2013 there has been (a) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of NYBD whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise and (b) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of NYBD and to the best knowledge, information and belief of NYBD , no fact or condition exists or is contemplated or threatened which might cause such a change in the future.

4.4 Books and Records. The minute books of NYBD , all the contents of which have been previously made available to LEAGUE NOW and their representatives, contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the shareholders and Board of Directors of NYBD . Except as set forth on Schedule 4.4 attached hereto, NYBD does not have any of its respective records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of NYBD .

4.5 Title to Properties; Encumbrances.

(a)	Except as set forth on Schedule 4.5 attached hereto, NYBD has good, valid and marketable title to (a) all of its properties and assets (real and personal, tangible and intangible), including, without limitation, all of the properties and assets reflected in the balance sheet included as part of the Financial Statements, except as indicated in the Schedules hereto; and (b) all of the properties and assets purchased by NYBD since the date of the Financial Statements all of which purchases as of a date not more than two days prior to the date of this Agreement, have been set forth on Schedule 4.5 attached hereto; in each case subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (i) liens reflected in the balance sheet, included as part of the Financial Statements; (ii) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by NYBD in the operation of its business; (iii) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent; and (iv) liens described on Schedule 4.5 attached hereto (liens of the type described in clause (i), (ii) and (iii) above are hereinafter sometimes referred to as “Permitted Liens”).

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(b)	The rights, properties and other assets presently owned, leased or licensed, by NYBD reflected on the balance sheet included in the Financial Statements or acquired since the date of the Financial Statement include all rights, properties and other assets necessary to permit NYBD to conduct its business in the same manner as its business has heretofore been conducted. All such properties and assets owned or leased by NYBD are in satisfactory condition and repair, other than ordinary wear and tear.

No structure or improvement on the real property leased by NYBD , whether now existing or intended to be constructed pursuant to existing plans and specifications, violates, or if completed would violate, any applicable zoning or building regulations or ordinances or similar federal, state or municipal law.

4.6 Leases. Schedule 4.6 attached hereto, contains an accurate and complete list and description of the terms of all leases to which either NYBD or any of its subsidiaries is a party (as lessee or lessor). Each lease set forth on Schedule 4.6 (or required to be set forth on Schedule 4.6) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease. Neither NYBD nor any of its subsidiaries has violated any of the terms or conditions under any such lease in any material respect, and, to the best knowledge, information and belief of NYBD , all of the covenants to be performed by any other party under any such lease have been fully performed. The property leased by NYBD or any of its subsidiaries is in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used.

4.7 Material Contracts. Except as set forth on Schedule 4.7 attached hereto, neither NYBD or its subsidiaries has nor is bound by:

(a)	any agreement, contract or commitment relating to the employment of any person by NYBD or its subsidiaries, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan;

(b)	any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

(c)	any loan or advance to, or investment in, any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other
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entity (each a “Person”) or any agreement, contract or commitment relating to the making of any such loan, advance or investment;

(d)	any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

(e)	any management service, consulting or any other similar type contract;

(f)	any agreement, contract or commitment limiting the freedom of NYBD or any subsidiary to engage in any line of business or to compete with any Person;

(g)	any agreement, contract or commitment not entered into in the ordinary course of business which involves $100,000 or more and is not cancelable without penalty or premium within 30 days; or

(h)	any agreement, contract or commitment which might reasonably be expected to have a potential adverse impact on the business or operations of NYBD or any subsidiary; or

(i)	any agreement, contract or commitment not reflected in the Financial Statement under which NYBD or any subsidiary is obligated to make cash payments of, or deliver products or render services with a value greater than $100,000 individually or $300,000 in the aggregate, or receive cash payments of, or receive products or services with a value greater than $100,000 individually or $300,000 in the aggregate, and any other agreement, contract or commitment which is material to the conduct of the business of NYBD .

Each contract or agreement set forth on Schedule 4.7 (or not required to be set forth on Schedule 4.7) is in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. Neither NYBD or any subsidiary has violated any of the terms or conditions of any contract or agreement set forth on Schedule 4.7 (or not required to be set forth on Schedule 4.7) in any material respect, and, to the best knowledge, information and belief of NYBD , all of the covenants to be performed by any other party thereto have been fully performed. Except as set forth on Schedule 4.7, the consummation of the transactions contemplated hereby does not constitute an event of default (or an event, which with notice or the lapse of time or both would constitute a default) under any such contract or agreement.

4.8 Restrictive Documents. Other than as set forth on Schedule 4.8 attached hereto, neither NYBD or any subsidiary, nor Shareholder is subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which could materially adversely affect the business practices, operations or condition of NYBD or any of its assets or property (“NYBD ’s Property”, which for the purposes of this Agreement includes the assets and property of all of NYBD ’s subsidiaries), or which would prevent consummation of the transactions contemplated by this Agreement, compliance by the Shareholders with the terms, conditions and provisions hereof or the continued operation of “NYBD ’s Business” after the date hereof or the Closing Date (as hereinafter defined) on substantially the same basis as heretofore operated or which would restrict the ability of NYBD to conduct business in any area.

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4.9 Litigation. Except as set forth on Schedule 4.9 attached hereto, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the best knowledge, information and belief of the Principal Shareholders any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge, information and belief of NYBD or any subsidiary, threatened, against or affecting NYBD or any subsidiary, or any of their respective properties or rights, or against the Principal Shareholders, or any officer, director or employee of a Principal Shareholder other than such items which are insignificant and immaterial and which do not adversely affect (i) the right or ability of NYBD ’s Business to carry on business as now conducted; (ii) the condition, whether financial or otherwise, or properties of NYBD ; or (iii) the consummation of the transactions contemplated hereby and the Shareholders do not know of any valid basis for any such action, proceeding or investigation. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal by which either the Principal Shareholders or NYBD , or any officer, director or employee of NYBD , or the securities, assets, properties or business of any of them is bound, other than any such items which are insignificant and immaterial and which do not and will not adversely affect (i) the right of NYBD to carry on its business as now conducted and as proposed to be conducted by LEAGUE NOW after the consummation of the transactions contemplated by this Agreement; (ii) the condition, whether financial or otherwise, or properties of NYBD ; or (iii) the consummation of the transactions contemplated hereby.

4.10 Taxes. Except as set forth on Schedule 4.10, NYBD and each of its subsidiaries has filed or caused to be filed, within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to, NYBD . Such returns and reports reflect accurately all liability for taxes of NYBD for the periods covered thereby. Except as set forth on Schedule 4.10, all federal, state, local and foreign income, profits, franchise, employment, sales, use, occupancy, excise and other taxes and assessments, stock and transfer taxes (including interest and penalties) payable by, or due from, NYBD and each of its subsidiaries, have been fully paid and fully provided for in the books and financial statements of NYBD . No examination of any tax return of NYBD or of its subsidiaries, is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of NYBD . Schedule 4.10 attached hereto lists all tax sharing contracts, agreements or arrangements to which NYBD is a party and all such contracts, agreements and arrangements have been terminated prior to the Closing Date with no liability or obligation to NYBD .

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4.11 Liabilities. Except as set forth on Schedule 4.11, NYBD on a consolidated basis has no outstanding claims, liabilities or indebtedness, contingent or otherwise, which are not properly reflected in the Financial Statements in a manner consistently with past practice, other than liabilities incurred subsequent to the Financial Statement date in the ordinary course of business not exceeding $100,000 individually or $300,000 in the aggregate; the reserves reflected in the Financial Statements are adequate, appropriate and reasonable. NYBD is not in default in respect of the terms or conditions of any indebtedness.

4.12 Insurance. Set forth on Schedule 4.12, attached hereto, is a brief description of insurance policies (specifying the insurer, the policy number or coverage note number with respect to binders and the amount of any deductible, describing the pending claims if such claims exceed the applicable policy limits, setting forth the aggregate amount paid out by the insurer under each policy from December 31, 1999, through the date hereof and the aggregate limit, if any, of the insurer’s liability thereunder) which NYBD and any of its subsidiaries maintain with respect to its business, properties or employees. Such policies are valid, binding and enforceable in accordance with their terms and are in full force and effect and are free from any right of termination on the part of the insurance carriers. Such policies, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which NYBD and any of its subsidiaries and their respective property and assets are normally exposed in the operation of their businesses. Neither NYBD nor any of its subsidiaries is in default with respect to any material provision in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion, and neither NYBD nor any of its subsidiaries has received any notice of cancellation or non-renewal with respect to any such policy or binder. Except for claims set forth on Schedule 4.12, there are no outstanding unpaid claims under any such policy or binder which have gone unpaid for more than 45 days or as to which the carrier has disclaimed liability.

4.13 Intellectual Properties. The operation of the business of NYBD or any of its subsidiaries requires no rights under Intellectual Property (as hereinafter defined) other than rights under Intellectual Property listed on Schedule 4.13 attached hereto, and rights granted to NYBD or any of its subsidiaries pursuant to agreements listed on Schedule 4.13. Within the three year period immediately prior to the date of this Agreement, neither the business of NYBD or any of its subsidiaries made use of Intellectual Property rights other than rights under Intellectual Property listed on Schedule 4.13 and rights granted to NYBD or any of its subsidiaries pursuant to agreements listed on Schedule 4.13. Except as otherwise set forth on Schedule 4.13, either NYBD or any of its subsidiaries owns all right, title and interest in the Intellectual Property listed on Schedule 4.13 including, without limitation, exclusive rights to use and license the same. Each item of Intellectual Property listed on Schedule 4.13 has been duly registered with, filed in, or issued by the appropriate domestic or foreign governmental agency, to the extent required, and each such registration, filing and issuance remains in full force and effect. Except as set forth on Schedule 4.13, no claim adverse to the interests of NYBD or any of its subsidiaries in the Intellectual Property or agreements listed on Schedule 4.13 has been made in litigation. To the best knowledge, information and belief of the Principal Shareholders,

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no such claim has been threatened or asserted, no basis exists for any such claim, and no Person has infringed or otherwise violated the rights of NYBD or any of its subsidiaries in any of the Intellectual Property or agreements listed on Schedule 4.13. Except as set forth on Schedule 4.13, no litigation is pending wherein NYBD or any of its subsidiaries is accused of infringing or otherwise violating the Intellectual Property right of another, or of breaching a contract conveying rights under Intellectual Property. To the best knowledge, information and belief of the Principal Shareholders, no such claim has been asserted or threatened against NYBD or any of its subsidiaries, nor are there any facts that would give rise to such a claim. For purposes of this Section 4.13, “Intellectual Property” means domestic and foreign patents, patent applications, registered and unregistered trade marks and service marks, trade names, registered and unregistered copyrights, computer programs, data bases, trade secrets and proprietary information. The Principal Shareholders will transfer any Intellectual Property owned by it and used in NYBD or any of its subsidiaries’ business to LEAGUE NOW.

4.14 Compliance with Laws. Neither NYBD nor any of its subsidiaries, nor to the knowledge of NYBD , the Principal Shareholders, any officer, director or employee of NYBD or any of its subsidiaries is in violation of any applicable order, judgment, injunction, award or decree, related to, arising out of or affecting the business or operations of NYBD or any of its subsidiaries or their respective properties or assets. Neither the Principal Shareholders, NYBD nor any of its subsidiaries, nor to the knowledge of NYBD , any officer, director or employee of either NYBD or any of its subsidiaries is in violation of any federal, state, local or foreign law, ordinance, regulation or any other requirement of any governmental or regulatory body, court or arbitrator (including, without limitation, laws relating to the environment and OSHA and the Americans with Disabilities Act) other than insignificant or immaterial violations which do not and will not adversely affect (i) NYBD ’s Business or Property; (ii) the business proposed to be conducted by LEAGUE NOW after the consummation of the transactions contemplated by this Agreement; or (iii) the consummation of the transactions contemplated by this Agreement. Each permit, license, order or approval of any governmental or regulatory body or other applicable authority (“Permits”) that is material to the conduct of NYBD ’s Business is in full force and effect, no violations are or have been recorded in respect of any permit and no proceeding is pending or, to the knowledge of the Principal Shareholders or NYBD , threatened, to revoke or limit any Permit, which revocation or limitation could have an adverse effect on NYBD ’s Business or Property or the business to be conducted by LEAGUE NOW after the consummation of the transactions contemplated by this Agreement. Schedule 4.14 contains a list of all Permits. Except as set forth on Schedule 4.14, no approval or consent of any person is needed in order that the Permits continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

4.15 Employment Relations.

(a)	NYBD and each of its subsidiaries is in compliance with all Federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice;
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(b)	no unfair labor practice complaint against NYBD or any of its subsidiaries is currently pending before the National Labor Relations Board nor has such a complaint been pending in the last two years;

(c)	there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving NYBD or any of its subsidiaries nor has one existed during the last two years;

(d)	no representation question exists respecting the employees of NYBD or any of its subsidiaries;

(e)	no grievance which might have an adverse effect upon NYBD or any of its subsidiaries or the conduct of NYBD ’s Business exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted;

(f)	Neither NYBD nor any of its subsidiaries is a party to, nor does there otherwise exist, any union, collective bargaining agreement or similar agreement with respect to the employees of NYBD or any of its subsidiaries and no collective bargaining agreement or similar agreement is currently being negotiated by NYBD or any of its subsidiaries; and

(g)	Neither NYBD nor any of its subsidiaries has experienced any labor difficulty during the last two years. There has not been, and to the best knowledge, information and belief of the Principal Shareholders there will not be, any adverse change in relations with employees of NYBD or any of its subsidiaries as a result of any announcement of the transactions contemplated by this Agreement.

4.16 Employee Benefit Plans.

(a)	Schedule 4.16 contains a complete list, as of August 31, 2000, of all employees, including their names, birthdates, job titles, base salaries and dates of hire. Schedule 4.16 contains a true and complete list and accurate description of each employee welfare benefit plan (an “Employee Welfare Plan”), as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained currently or at any time by NYBD or any other organization which as of the Closing Date is a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, (the “Code”), of which NYBD is a member (an “ERISA Affiliate”), or to which NYBD or any ERISA Affiliate contributes or is required to contribute or contributed or was required to contribute at any time. Schedule 4.16 contains a true and complete list and accurate description of each employee pension benefit plan, as defined in Section 3(2) of ERISA (an
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“Employee Pension Plan”), maintained currently or at any time by NYBD or any ERISA affiliate or to which NYBD or any ERISA Affiliate contributes or is required to contribute or contributed or was required to contribute at any time. The Employee Welfare Plans, the Employee Pension Plans and the other plans listed on Schedule 4.16 are collectively referred to herein as the “Plans.” Neither NYBD nor any ERISA Affiliate has maintained at any time, nor does it contribute to or has it contributed to or is or was required to contribute to: (i) any multi-employer plan (as defined in Section 3(37) of ERISA); or (ii) any funded or unfunded medical, health or life insurance plans or arrangements for current or future retirees or terminated employees.

(b)	With respect to each current Plan, LEAGUE NOW has been provided heretofore with true and complete copies of: (i) all Plan documents and all documents or instruments establishing or constituting any related trust, annuity contract or other funding instrument, and any amendments thereto; (ii) the most recent determination letter received from the IRS; (iii) the most recent financial statement; (iv) the most recent IRS Form 5500; and (v) written descriptions of all non-written agreements relating to the Plans. All current Plans, all Plan documents and all documents or instruments establishing or constituting any related trust, annuity contract or other funding instrument, and any amendments thereto, comply in all material respects with the provisions of ERISA and the Code and applicable laws, rules and regulations. All necessary governmental approvals for all current Plans have been obtained and favorable determinations as to the qualification under the Code of each of the current Plans, and for any Code Section 501(c)(9) trust maintained in connection with any current Employee Welfare Plan, and each amendment thereto, have been made by the IRS, or have been applied for and no event has occurred and no facts or circumstances exist that may cause the loss of any such qualification or may cause any such application to be denied.

(c)	Except as set forth on Schedule 4.16, the administration of all Plans has been consistent with, and in compliance in all material respects with, applicable requirements of the Code and ERISA, including, without limitation, compliance on a timely basis with all requirements for reporting, disclosure and requirements for the continuation of group health insurance. Neither NYBD , any ERISA Affiliate nor any Plan fiduciary (as defined in Section 3(21) of ERISA), with respect to any Plan, has engaged in any transaction or acted or failed to act in any manner that violates Section 404 or 406 of ERISA or engaged in any prohibited transaction (as defined in Section 4975(c)(1) of the Code) for which there exists neither a statutory nor regulatory exemption or for which an exemption has not been obtained. All obligations required to be performed by NYBD or any ERISA Affiliate under each Plan have been performed, and NYBD is not in violation of the terms of any Plan, nor does NYBD or the Shareholders have any knowledge of any existing violation by any other party of any term or requirement of or
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applicable to any current Plan. All contributions required by law to have been made under any Plan, or to any trusts or funds established thereunder or in connection therewith, have been made by the due dates thereof (including any valid extensions).

(d)	No claims, suits or other proceedings are pending or threatened, and no facts or circumstances exist that could provide a basis for any such claim, suit or other proceeding, by any of NYBD ’s or any ERISA Affiliate’s current or former employees, any participant (as defined in Section 3(7) of ERISA) to any Plan maintained at any time by NYBD or any ERISA Affiliate to which NYBD contributes or has contributed or is or was required to contribute, any fiduciary of any Plan, any beneficiary (as defined in Section 3(8) of ERISA) of any such person or by any governmental body, agency or instrumentality thereof relating to or affecting any Plan, other than usual and ordinary claims for benefits by eligible persons. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute: (i) a termination of employment or other event entitling any person to any additional or other benefits, or that would otherwise modify any benefits or the vesting of any benefits, under any Plan maintained at any time by NYBD or any ERISA affiliate, or to which NYBD or any ERISA Affiliate contributes or has contributed or is or was required to contribute; or (ii) a violation of Section 404 or 406 of ERISA or a prohibited transaction (as defined in Section 4975(c)(1) of the Code) for which there exists neither a statutory nor regulatory exemption or for which an exemption has not been obtained.

(e)	Neither NYBD nor any ERISA Affiliate maintains any Plans that are subject to the requirements of Section 412 of the Code.

4.17 Environmental Laws and Regulations.

(a)	Neither NYBD nor any of its subsidiaries has generated, transported or disposed of any hazardous material (defined below) during the past three years.

(b)	Neither NYBD nor any of its subsidiaries has Hazardous Materials at any site or facility owned or operated presently or at any previous time by NYBD or any of its subsidiaries.

NYBD and its subsidiaries are in compliance in all material respects with all applicable federal, state and local laws and regulations relating to product registration, pollution control and environmental contamination including, but not limited to, all laws and regulations governing the generation, use, collection, discharge, or disposal of Hazardous Materials and all laws and regulations with regard to record keeping, notification and reporting requirements respecting Hazardous Materials. Neither NYBD nor any of its subsidiaries has been alleged to be in violation of, and has not been subject to any administrative or judicial proceeding pursuant to,

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such laws or regulations either now or any time during the past three years. There are no facts or circumstances which NYBD or the Principal Shareholders reasonably expects could form the basis for the assertion of any Environmental Claim (as defined below) against NYBD or any of its subsidiaries relating to environmental matters including, but not limited to, any Environmental Claim arising from past or present environmental practices asserted under CERCLA (as defined below) and RCRA (as defined below), or any other federal, state or local environmental statute, which NYBD or the Principal Shareholders believes might have an adverse effect on the business, results of operations, financial condition or prospects of NYBD and its subsidiaries taken as a whole.

For purposes of this Section 4.17, the following terms shall have the following meanings: (A) “Hazardous Materials” shall mean materials defined as “hazardous substances”, “hazardous wastes” or “solid wastes” in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601--5657, and any amendments thereto (“CERCLA”); (ii) the Resource Conservation and Recovery Act, 42 U.S.C. §§6901-6987 and any amendments thereto (“RCRA”); and (iii) any similar federal, state or local environmental statute; and (B) “Environmental Claim” shall mean any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, attorneys’ fees and any other expenses incurred, assessed or sustained by or against NYBD .

4.18 Interests in Clients, Suppliers, Etc. At closing and in accordance with the respective employment agreement, except as set forth on Schedule 4.18 attached hereto, as of the date of closing no officer or director of NYBD or any of its subsidiaries possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation, firm, association or business organization which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of NYBD . Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, not in excess of 1% of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 4.18.

4.19 Powers of Attorney and Compensation of Employees. Set forth on Schedule 4.19 attached hereto is an accurate and complete list showing (a) the names of all persons, if any, holding powers of attorney from NYBD or any of its subsidiaries and a summary statement of the terms thereof; and (b) the names and current salaries, including bonus and fringe benefits (other than those described on Schedule 4.16 hereto) of all officers and of all persons whose compensation from NYBD or any of its subsidiaries for the calendar year to date ended on the Financial Statement date exceeded an annualized rate of $100,000, together with a statement of the full amount paid or payable to each such person for services rendered during such fiscal year.

4.20 No Changes Since Financial Statement Date. Since the Financial Statement date, NYBD has not on a consolidated basis:

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(a)	incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except liabilities and obligations in the ordinary course of business and consistent with past practice, resulting in an increase for the liabilities shown on the Financial Statement of more than $200,000 in the aggregate;

(b)	permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than Permitted Liens);

(c)	sold, transferred or otherwise disposed of any assets except inventory sold in the ordinary course of business and consistent with past practice;

(d)	made any single capital expenditure or commitment therefor, in excess of $200,000 or made aggregate capital expenditures and commitments therefor in excess of $500,000;

(e)	except as set forth on Schedule 4.20(e), declared or paid any dividend or made any distribution on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

(f)	except as set forth on Schedule 4.20(f), made any bonus or profit sharing distribution or payment of any kind;

(g)	increased its indebtedness for borrowed money, or made any loan to any Person;

(h)	written off as uncollectible any notes or accounts receivable, except immaterial write-downs or write-offs in the ordinary course of business and consistent with past practice which do not exceed $250,000 in the aggregate charged to applicable reserves, and none of which individually or in the aggregate is material to NYBD on a consolidated basis;

(i)	granted any increase in the rate of wages, salaries, bonuses or other remuneration or benefits of any executive employee or other employees or consultants, and no such increase is customary on a periodic basis or required by agreement or understanding except as set forth on Schedules 4.16 and 4.20;

(j)	canceled or waived any claims or rights of substantial value;

(k)	made any change in any method of accounting or auditing practice;

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(l)	otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of business and consistent with past practices;

(m)	paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected and reserved against in NYBD ’s Financial Statements or incurred in the ordinary course of business and consistent with past practice since the Financial Statement date;

(n)	paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible to, or entered into any agreement or arrangement of any kind with, any of its officers, directors or shareholders or any affiliate or associate of its officers, directors or shareholders, except compensation to officers at rates not exceeding the rate of compensation in effect as of the Financial Statement date;

(o)	suffered any material adverse changes in its working capital, financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business operations or prospects; or

(p)	agreed, whether or not in writing, to do any of the foregoing.

4.21 Certain Business Practices. No officer, director, shareholder, employee, agent or other representative of NYBD or any of its subsidiaries, or any person acting on behalf of NYBD , has directly or indirectly, within the past two years, given or agreed to give any illegal, unethical or improper gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder NYBD or any of its subsidiaries in connection with an actual or proposed transaction.

4.22 Subsidiaries. Except as set forth on Schedule 4.22, NYBD has no subsidiaries or interest in any corporation, partnership, joint venture or other entity.

4.23 Disclosure. To the best of Principal Shareholder’s knowledge and belief, neither this Agreement, nor the Financial Statements referred to in Section 4.3 hereof, any Schedule, Exhibit or certificate attached hereto or delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of the Principal Shareholders or by or on behalf of any of NYBD ’s directors or officers in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Principal Shareholders or NYBD which could materially and adversely affect the business, prospects or financial condition of NYBD or any of its subsidiaries or their respective properties or assets, which has not been set forth in this

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Agreement, the Financial Statements referred to in Section 4.3 hereof (including the footnotes thereto), any Schedule, Exhibit or certificate attached hereto or delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of the Shareholder or by or on behalf of any of NYBD ’s directors or officers in connection with the transactions contemplated by this Agreement.

4.24 Broker’s or Finder’s Fees. Except for the persons/entities listed on Schedule 4.24, no agent, broker, person or firm acting on behalf of the Principal Shareholders or NYBD is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

4.25 Copies of Documents. The Principal Shareholders have caused to be made available for inspection and copying by LEAGUE NOW and its advisers, true, complete and correct copies of all documents referred to in this Article 3 or in any Schedule attached hereto.

ARTICLE 5

REPRESENTATIONS OF LEAGUE NOW

LEAGUE NOW represents, warrants and agrees as follows:

5.1 Organization and Corporate Power. LEAGUE NOW is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which such qualification is required and where the failure to be so qualified would have a materially adverse effect upon LEAGUE NOW .. LEAGUE NOW has all requisite corporate power and authority to conduct its business as now being conducted and to own and lease the properties which it now owns and leases. LEAGUE NOW ’ Articles of Incorporation as amended to date, certified by the Utah Division of Corporations and Commercial Code, and the By-laws of LEAGUE NOW as amended to date, certified by the President and the Secretary of LEAGUE NOW , which have been delivered to the Shareholders prior to the execution hereof, are true and complete copies thereof as in effect as of the date hereof.

5.2 Authorization. LEAGUE NOW has full power, legal capacity and authority to enter into this Agreement, to execute all attendant documents and instruments necessary to consummate the transaction herein contemplated, and to exchange the LEAGUE NOW Shares with the Shareholders, and to perform all of its obligations hereunder. This Agreement and all other agreements, documents and instruments to be executed in connection herewith have been effectively authorized by all necessary action, corporate or otherwise, on the part of LEAGUE NOW , which authorizations remain in full force and effect, have been duly executed and delivered by LEAGUE NOW , and no other corporate proceedings on the part of LEAGUE NOW are required to authorize this Agreement and the transactions contemplated hereby, except

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as specifically set forth herein. This Agreement constitutes the legal, valid and binding obligation of LEAGUE NOW and is enforceable with respect to LEAGUE NOW in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, reorganization, priority or other laws or court decisions relating to or affecting generally the enforcement of creditors’ rights or affecting generally the availability of equitable remedies. Neither the execution and delivery of this Agreement, nor the consummation by LEAGUE NOW of any of the transactions contemplated hereby, or compliance with any of the provisions hereof, will (i) conflict with or result in a breach or, violation of, or default under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, credit agreement or other agreement, document, instrument or obligation (including, without limitation, any of its charter documents) to which LEAGUE NOW is a party or by which LEAGUE NOW or any of its assets or properties may be bound, or (ii) violate any judgment, order, injunction, decree, statute, rule or properties of LEAGUE NOW . No authorization, consent or approval of any public body of authority or any third party is necessary for the consummation by LEAGUE NOW of the transactions contemplated by this Agreement.

5.3 Capitalization. The authorized capital stock of LEAGUE NOW consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, $0.001 par value per share.  As of the January 25, 2013 there are 57,862,230 and as of the Closing there will be 29,362,230 shares of LEAGUE NOW ’ Common Stock issued and outstanding after the taking into account of the return of shares discussed in Section 6.8. No shares of Preferred Stock are now or will, at the time of closing be issued and outstanding. All of the outstanding shares of LEAGUE NOW ’ Common Stock have been, and all of LEAGUE NOW ’ Common Stock to be issued and sold to each Shareholder pursuant to this Agreement, when issued and delivered as provided herein will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive or similar rights. Except as set forth on Schedule 5.3 there are no options, warrants, rights, agreements or commitments of any character obligating LEAGUE NOW contingently or otherwise to issue any shares or to register any shares of its capital stock under any applicable federal or state securities laws.

5.4 Financial Statements.

(a)	LEAGUE NOW ’ financial statements contained in its Form 10-K filing for the fiscal year ended December 31, 2011, its Form 10-Q filings for the periods ended June 30, 2012 and September 30, 2012, (collectively “LEAGUE NOW ’ Financial Statements”) are complete in material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. LEAGUE NOW ’ Financial Statements accurately set out and describe the financial condition and operating results of LEAGUE NOW as of the dates, and for the periods indicated therein, subject to normal year-end audit adjustments. Except as set forth in LEAGUE NOW ’ Financial Statements, LEAGUE NOW has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to September 30, 2012 and (ii) obligations under contracts and commitments
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incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in LEAGUE NOW ’ Financial Statements. LEAGUE NOW maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

(b)	The unaudited balance sheet of LEAGUE NOW as of September 30, 2012 and related income statement for the nine months ended September, 2012 (the “LEAGUE NOW ’ Interim Financial Statements”) are annexed hereto as Schedule 5.4. LEAGUE NOW ’ Interim Financial Statements were carefully prepared from the books and records of LEAGUE NOW , and although LEAGUE NOW ’ Interim Financial Statements are not audited and do not contain the footnotes which would be required in audited financial statements, present fairly the financial position, assets and liabilities of LEAGUE NOW and the results of its operations, for the respective periods indicated and reflect all necessary accruals, all in conformity with GAAP applied on a consistent basis. The Financial Statements contain all adjustments (consisting of only normal recurring accruals) required to be made by GAAP, subject to normal year-end adjustments.

(c)	Except as set forth in Schedule 5.4, since September 30, 2012 there has been (i) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of LEAGUE NOW whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise and (ii) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of LEAGUE NOW and to the best knowledge, information and belief of LEAGUE NOW , no fact or condition exists or is contemplated or threatened which might cause such a change in the future.

5.5 Subsidiaries. LEAGUE NOW has no subsidiaries and no investments, directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind whatsoever except set forth in Schedule 5.5.

5.6. Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the most recent balance sheet included in the LEAGUE NOW ’ Financial Statements, LEAGUE NOW has no liability(s) or obligation(s) (whether accrued, to become due, contingent or otherwise) which individually or in the aggregate could have a materially adverse effect on the business, assets, properties, condition (financial or otherwise) or prospects of LEAGUE NOW . Except as disclosed on Schedule 5.6 hereto, there are no material changes in the business of LEAGUE NOW . At Closing, after giving effect to the Split-Off Agreement, LEAGUE NOW shall have no assets and no liabilities.

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5.7 No Pending Material Litigation or Proceedings. Except as set forth on Schedule 5.7, there are no actions, suits or proceedings pending or, to the best of LEAGUE NOW ’ knowledge, threatened against or affecting LEAGUE NOW (including actions, suits or proceedings where liabilities may be adequately covered by insurance) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign, or affecting any of the officers or directors of LEAGUE NOW in connection with the business, operations or affairs of LEAGUE NOW , which might result in any adverse change in the business, properties or assets, or in the condition (financial or otherwise) of LEAGUE NOW , or which might prevent the sale of the transactions contemplated by this Agreement. LEAGUE NOW is not subject to any voluntary or involuntary proceeding under the United States Bankruptcy Code and has not made an assignment for the benefit of creditors.

5.8 Disclosure. Neither this Agreement, nor any certificate, exhibit, or other written document or statement, furnished to the Shareholders by LEAGUE NOW in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.

5.9 Tax Returns and Payments. All tax returns and reports, including, without limitation, all foreign returns and reports, of LEAGUE NOW required by law to be filed have been duly filed, and all taxes, assessments, fees and other governmental charges heretofore levied upon any properties, assets, income or franchises of LEAGUE NOW which are due and payable have been paid, except as otherwise reflected in the Financial Statements. No extension of time for the assessment of deficiencies in any federal or state tax has been requested of or granted by LEAGUE NOW .

5.10 Compliance with Law and Government Regulations. LEAGUE NOW is in compliance with all applicable statutes, regulations, decrees, orders, restrictions, guidelines and standards, whether mandatory or voluntary, imposed by the United States of America, any state, county, municipality or agency of any thereof, and any foreign country or government to which LEAGUE NOW is subject. Without limiting the generality of the foregoing, LEAGUE NOW has filed all reports and statements required to be filed pursuant to the Securities Act of 1933 (the “1933 Act”) and Securities Exchange Act of 1934 (the “1934 Act”) including all periodic reports required under the Section 13 or 15 of the Exchange Act and Form SR reports under Rule 463 of the Securities Act of 1933. Each of such reports was complete, did not contain any material misstatement of or omit to state any material fact.

5.11 Books and Records. The minute books of LEAGUE NOW , all the contents of which have been previously made available to NYBD and their representatives, contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the shareholders and Board of Directors of LEAGUE NOW . Except as set forth on Schedule 5.11 attached hereto, LEAGUE NOW does not have any of its respective records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly

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or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of LEAGUE NOW .

5.12 Title to Properties; Encumbrances.

(a)	Except as set forth on Schedule 5.12 attached hereto, LEAGUE NOW has good, valid and marketable title to (a) all of its properties and assets (real and personal, tangible and intangible), including, without limitation, all of the properties and assets reflected in the balance sheet included as part of the Financial Statements, except as indicated in the Schedules hereto; and (b) all of the properties and assets purchased by LEAGUE NOW since the date of the Financial Statements all of which purchases as of a date not more than two days prior to the date of this Agreement, have been set forth on Schedule 5.12 attached hereto; in each case subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (i) liens reflected in the balance sheet, included as part of the Financial Statements; (ii) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by LEAGUE NOW in the operation of its business; (iii) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent; and (iv) liens described on Schedule 5.12 attached hereto (liens of the type described in clause (i), (ii) and (iii) above are hereinafter sometimes referred to as “Permitted Liens”).

(b)	The rights, properties and other assets presently owned, leased or licensed, by LEAGUE NOW reflected on the balance sheet included in the Financial Statements or acquired since the date of the Financial Statement include all rights, properties and other assets necessary to permit LEAGUE NOW to conduct its business in the same manner as its business has heretofore been conducted. All such properties and assets owned or leased by LEAGUE NOW are in satisfactory condition and repair, other than ordinary wear and tear.

No structure or improvement on the real property leased by LEAGUE NOW , whether now existing or intended to be constructed pursuant to existing plans and specifications, violates, or if completed would violate, any applicable zoning or building regulations or ordinances or similar federal, state or municipal law.

5.13 Leases. Schedule 5.13 attached hereto, contains an accurate and complete list and description of the terms of all leases to which either LEAGUE NOW or any of its subsidiaries is a party (as lessee or lessor). Each lease set forth on Schedule 5.13 (or required to be set forth on Schedule 5.13) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver,

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indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease. Neither LEAGUE NOW nor any of its subsidiaries has violated any of the terms or conditions under any such lease in any material respect, and, to the best knowledge, information and belief of LEAGUE NOW , all of the covenants to be performed by any other party under any such lease have been fully performed. The property leased by LEAGUE NOW or any of its subsidiaries is in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used.

5.14 Material Contracts. Except as set forth on Schedule 5.14 attached hereto, neither LEAGUE NOW or its subsidiaries has nor is bound by:

(a)	any agreement, contract or commitment relating to the employment of any person by LEAGUE NOW or its subsidiaries, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan;

(b)	any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

(c)	any loan or advance to, or investment in, any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other entity (each a “Person”) or any agreement, contract or commitment relating to the making of any such loan, advance or investment;

(d)	any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

(e)	any management service, consulting or any other similar type contract;

(f)	any agreement, contract or commitment limiting the freedom of LEAGUE NOW or any subsidiary to engage in any line of business or to compete with any Person;

(g)	any agreement, contract or commitment not entered into in the ordinary course of business which involves $100,000 or more and is not cancelable without penalty or premium within 30 days; or

(h)	any agreement, contract or commitment which might reasonably be expected to have a potential adverse impact on the business or operations of LEAGUE NOW or any subsidiary; or
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(i)	any agreement, contract or commitment not reflected in the Financial Statement under which LEAGUE NOW or any subsidiary is obligated to make cash payments of, or deliver products or render services with a value greater than $100,000 individually or $300,000 in the aggregate, or receive cash payments of, or receive products or services with a value greater than $100,000 individually or $300,000 in the aggregate, and any other agreement, contract or commitment which is material to the conduct of the business of LEAGUE NOW .

Each contract or agreement set forth on Schedule 5.14 (or not required to be set forth on Schedule 5.14) is in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. Neither LEAGUE NOW or any subsidiary has violated any of the terms or conditions of any contract or agreement set forth on Schedule 5.14 (or not required to be set forth on Schedule 5.14) in any material respect, and, to the best knowledge, information and belief of LEAGUE NOW , all of the covenants to be performed by any other party thereto have been fully performed. Except as set forth on Schedule 5.14, the consummation of the transactions contemplated hereby does not constitute an event of default (or an event, which with notice or the lapse of time or both would constitute a default) under any such contract or agreement.

5.15 Restrictive Documents. Other than as set forth on Schedule 5.15 attached hereto, neither LEAGUE NOW or any subsidiary, nor Shareholder is subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which could materially adversely affect the business practices, operations or condition of LEAGUE NOW or any of its assets or property (“LEAGUE NOW ’ Property”, which for the purposes of this Agreement includes the assets and property of all of LEAGUE NOW ’ subsidiaries), or which would prevent consummation of the transactions contemplated by this Agreement, or the continued operation of “LEAGUE NOW ’ Business” after the date hereof or the Closing Date (as hereinafter defined) on substantially the same basis as heretofore operated or which would restrict the ability of LEAGUE NOW to conduct business in any area.

5.16 Taxes. Except as set forth on Schedule 5.16, LEAGUE NOW and each of its subsidiaries has filed or caused to be filed, within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to, LEAGUE NOW . Such returns and reports reflect accurately all liability for taxes of LEAGUE NOW for the periods covered thereby. Except as set forth on Schedule 5.16, all federal, state, local and foreign income, profits, franchise, employment, sales, use, occupancy, excise and other taxes and assessments, stock and transfer taxes (including interest and penalties) payable by, or due from, LEAGUE NOW and each of its subsidiaries, have been fully paid and fully provided for in the books and financial statements of LEAGUE NOW . No examination of any tax return of LEAGUE NOW or of its subsidiaries, is currently in progress.

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There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of LEAGUE NOW . Schedule 5.16 attached hereto lists all tax sharing contracts, agreements or arrangements to which LEAGUE NOW is a party and all such contracts, agreements and arrangements have been terminated prior to the Closing Date with no liability or obligation to LEAGUE NOW .

5.17 Liabilities. Except as set forth on Schedule 5.17, LEAGUE NOW on a consolidated basis has no outstanding claims, liabilities or indebtedness, contingent or otherwise, which are not properly reflected in the Financial Statements in a manner consistently with past practice, other than liabilities incurred subsequent to the Financial Statement date in the ordinary course of business not exceeding $100,000 individually or $300,000 in the aggregate; the reserves reflected in the Financial Statements are adequate, appropriate and reasonable. LEAGUE NOW is not in default in respect of the terms or conditions of any indebtedness.

5.18 Compliance with Laws. Neither LEAGUE NOW nor any of its subsidiaries, nor to the knowledge of LEAGUE NOW , any officer, director or employee of LEAGUE NOW or any of its subsidiaries is in violation of any applicable order, judgment, injunction, award or decree, related to, arising out of or affecting the business or operations of LEAGUE NOW or any of its subsidiaries or their respective properties or assets. Neither LEAGUE NOW nor any of its subsidiaries, nor to the knowledge of LEAGUE NOW , any officer, director or employee of either LEAGUE NOW or any of its subsidiaries is in violation of any federal, state, local or foreign law, ordinance, regulation or any other requirement of any governmental or regulatory body, court or arbitrator (including, without limitation, laws relating to the environment and OSHA and the Americans with Disabilities Act) other than insignificant or immaterial violations which do not and will not adversely affect (i) LEAGUE NOW ’ Business or Property; (ii) the business proposed to be conducted by NYBD after the consummation of the transactions contemplated by this Agreement; or (iii) the consummation of the transactions contemplated by this Agreement. Each permit, license, order or approval of any governmental or regulatory body or other applicable authority (“Permits”) that is material to the conduct of LEAGUE NOW ’ Business is in full force and effect, no violations are or have been recorded in respect of any permit and no proceeding is pending or, to the knowledge of LEAGUE NOW , threatened, to revoke or limit any Permit, which revocation or limitation could have an adverse effect on LEAGUE NOW ’ Business or Property or the business to be conducted by LEAGUE NOW after the consummation of the transactions contemplated by this Agreement. Schedule 5.18 contains a list of all Permits. Except as set forth on Schedule 5.18, no approval or consent of any person is needed in order that the Permits continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

5.19 Employment Relations.

(a)	LEAGUE NOW and each of its subsidiaries is in compliance with all Federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice;
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(b)	no unfair labor practice complaint against LEAGUE NOW or any of its subsidiaries is currently pending before the National Labor Relations Board nor has such a complaint been pending in the last two years;

(c)	there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving LEAGUE NOW or any of its subsidiaries nor has one existed during the last two years;

(d)	no representation question exists respecting the employees of LEAGUE NOW or any of its subsidiaries;

(e)	no grievance which might have an adverse effect upon LEAGUE NOW or any of its subsidiaries or the conduct of LEAGUE NOW ’ Business exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted;

(f)	Neither LEAGUE NOW nor any of its subsidiaries is a party to, nor does there otherwise exist, any union, collective bargaining agreement or similar agreement with respect to the employees of LEAGUE NOW or any of its subsidiaries and no collective bargaining agreement or similar agreement is currently being negotiated by LEAGUE NOW or any of its subsidiaries; and

(g)	Neither LEAGUE NOW nor any of its subsidiaries has experienced any labor difficulty during the last two years. There has not been any adverse change in relations with employees of LEAGUE NOW or any of its subsidiaries as a result of any announcement of the transactions contemplated by this Agreement.

5.20 Employee Benefit Plans.

(a)	Schedule 5.20 contains a true and complete list and accurate description of each employee welfare benefit plan (an “Employee Welfare Plan”), as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained currently or at any time by LEAGUE NOW or any other organization which as of the Closing Date is a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, (the “Code”), of which LEAGUE NOW is a member (an “ERISA Affiliate”), or to which LEAGUE NOW or any ERISA Affiliate contributes or is required to contribute or contributed or was required to contribute at any time. Schedule 5.20 contains a true and complete list and accurate description of each employee pension benefit plan, as defined in Section 3(2) of ERISA (an “Employee Pension Plan”), maintained currently or at any time by NYBD or any ERISA affiliate or to which LEAGUE NOW or any ERISA Affiliate contributes or is required to contribute or contributed or was
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required to contribute at any time. The Employee Welfare Plans, the Employee Pension Plans and the other plans listed on Schedule 5.20 are collectively referred to herein as the “Plans.” Neither LEAGUE NOW nor any ERISA Affiliate has maintained at any time, nor does it contribute to or has it contributed to or is or was required to contribute to: (i) any multi-employer plan (as defined in Section 3(37) of ERISA); or (ii) any funded or unfunded medical, health or life insurance plans or arrangements for current or future retirees or terminated employees.

(b)	With respect to each current Plan, NYBD has been provided heretofore with true and complete copies of: (i) all Plan documents and all documents or instruments establishing or constituting any related trust, annuity contract or other funding instrument, and any amendments thereto; (ii) the most recent determination letter received from the IRS; (iii) the most recent financial statement; (iv) the most recent IRS Form 5500; and (v) written descriptions of all non-written agreements relating to the Plans. All current Plans, all Plan documents and all documents or instruments establishing or constituting any related trust, annuity contract or other funding instrument, and any amendments thereto, comply in all material respects with the provisions of ERISA and the Code and applicable laws, rules and regulations. All necessary governmental approvals for all current Plans have been obtained and favorable determinations as to the qualification under the Code of each of the current Plans, and for any Code Section 501(c)(9) trust maintained in connection with any current Employee Welfare Plan, and each amendment thereto, have been made by the IRS, or have been applied for and no event has occurred and no facts or circumstances exist that may cause the loss of any such qualification or may cause any such application to be denied.

(c)	Except as set forth on Schedule 5.20, the administration of all Plans has been consistent with, and in compliance in all material respects with, applicable requirements of the Code and ERISA, including, without limitation, compliance on a timely basis with all requirements for reporting, disclosure and requirements for the continuation of group health insurance. Neither LEAGUE NOW , any ERISA Affiliate nor any Plan fiduciary (as defined in Section 3(21) of ERISA), with respect to any Plan, has engaged in any transaction or acted or failed to act in any manner that violates Section 404 or 406 of ERISA or engaged in any prohibited transaction (as defined in Section 4975(c)(1) of the Code) for which there exists neither a statutory nor regulatory exemption or for which an exemption has not been obtained. All obligations required to be performed by LEAGUE NOW or any ERISA Affiliate under each Plan have been performed, and LEAGUE NOW is not in violation of the terms of any Plan, nor does LEAGUE NOW have any knowledge of any existing violation by any other party of any term or requirement of or applicable to any current Plan. All contributions required by law to have been made under any Plan, or to any trusts or funds established thereunder or in connection therewith, have been made by the due dates thereof (including any valid extensions).
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(d)	No claims, suits or other proceedings are pending or threatened, and no facts or circumstances exist that could provide a basis for any such claim, suit or other proceeding, by LEAGUE NOW ’ or any ERISA Affiliate’s current or former employees, any participant (as defined in Section 3(7) of ERISA) to any Plan maintained at any time by LEAGUE NOW or any ERISA Affiliate to which LEAGUE NOW contributes or has contributed or is or was required to contribute, any fiduciary of any Plan, any beneficiary (as defined in Section 3(8) of ERISA) of any such person or by any governmental body, agency or instrumentality thereof relating to or affecting any Plan, other than usual and ordinary claims for benefits by eligible persons. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute: (i) a termination of employment or other event entitling any person to any additional or other benefits, or that would otherwise modify any benefits or the vesting of any benefits, under any Plan maintained at any time by LEAGUE NOW or any ERISA affiliate, or to which LEAGUE NOW or any ERISA Affiliate contributes or has contributed or is or was required to contribute; or (ii) a violation of Section 404 or 406 of ERISA or a prohibited transaction (as defined in Section 4975(c)(1) of the Code) for which there exists neither a statutory nor regulatory exemption or for which an exemption has not been obtained.

(e)	Neither LEAGUE NOW nor any ERISA Affiliate maintains any Plans that are subject to the requirements of Section 412 of the Code.

5.21 Environmental Laws and Regulations.

(a)	Neither LEAGUE NOW nor any of its subsidiaries has generated, transported or disposed of any hazardous material (defined below) during the past three years.

(b)	Neither LEAGUE NOW nor any of its subsidiaries has Hazardous Materials at any site or facility owned or operated presently or at any previous time by LEAGUE NOW or any of its subsidiaries.

LEAGUE NOW and its subsidiaries are in compliance in all material respects with all applicable federal, state and local laws and regulations relating to product registration, pollution control and environmental contamination including, but not limited to, all laws and regulations governing the generation, use, collection, discharge, or disposal of Hazardous Materials and all laws and regulations with regard to record keeping, notification and reporting requirements respecting Hazardous Materials. Neither LEAGUE NOW nor any of its subsidiaries has been alleged to be in violation of, and has not been subject to any administrative or judicial proceeding pursuant to, such laws or regulations either now or any time during the past three years. There are no facts or circumstances which LEAGUE NOW reasonably expects could form the basis for the assertion of any Environmental Claim (as defined below) against LEAGUE NOW or any of

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its subsidiaries relating to environmental matters including, but not limited to, any Environmental Claim arising from past or present environmental practices asserted under CERCLA (as defined below) and RCRA (as defined below), or any other federal, state or local environmental statute, which LEAGUE NOW believes might have an adverse effect on the business, results of operations, financial condition or prospects of LEAGUE NOW and its subsidiaries taken as a whole.

For purposes of this Section 5.21, the following terms shall have the following meanings: (A) “Hazardous Materials” shall mean materials defined as “hazardous substances”, “hazardous wastes” or “solid wastes” in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601--5657, and any amendments thereto (“CERCLA”); (ii) the Resource Conservation and Recovery Act, 42 U.S.C. §§6901-6987 and any amendments thereto (“RCRA”); and (iii) any similar federal, state or local environmental statute; and (B) “Environmental Claim” shall mean any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, attorneys’ fees and any other expenses incurred, assessed or sustained by or against LEAGUE NOW ..

5.22 Interests in Clients, Suppliers, Etc. At closing and in accordance with the respective employment agreement, except as set forth on Schedule 5.22 attached hereto, as of the date of closing no officer or director of LEAGUE NOW or any of its subsidiaries possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation, firm, association or business organization which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of LEAGUE NOW . Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, not in excess of 1% of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 4.22.

5.23 Broker’s or Finder’s Fees. No agent, broker, person or firm acting on behalf of LEAGUE NOW is, or will be, entitled to any commission or broker’s or finder’s fees from NYBD or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

ARTICLE 6

CONDITIONS TO LEAGUE NOW ’ OBLIGATIONS

The exchange of the NYBD Shares by LEAGUE NOW on the Closing Date is conditioned upon satisfaction, on or prior to such date, of the following conditions:

6.1 Opinion of NYBD ’s Counsel. NYBD shall have furnished LEAGUE NOW with a favorable opinion, dated the Closing Date, of NYBD ’s counsel, in form and substance

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satisfactory to LEAGUE NOW and their counsel, to the effect set forth in Exhibit 1 attached hereto.

6.2 Good Standing and Other Certificates. NYBD and each of its subsidiaries, as the case may be, shall have delivered to LEAGUE NOW :

(a)	copies of certificates of incorporation, all amendments thereto, in each case certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation;

(b)	a certificate from the Secretary of State or other appropriate official of their respective jurisdictions of incorporation to the effect that NYBD and each of its subsidiaries are in good standing or subsisting in such jurisdiction and listing all charter documents including all amendments thereto, on file;

(c)	a copy of the bylaws each of NYBD and each of its subsidiaries, certified by the respective Secretary of each entity as being true and correct and in effect on the Closing Date.

(d)	a resolution of NYBD ’s Board of Directors certified by their respective Secretary approving the transactions contemplated hereby and authorizing the President and Secretary of each entity to execute this Agreement and all documents necessary to consummate the sale of the Shares.

6.3 Officer Certificate. NYBD shall deliver a certificate of its President stating the following:

(a) Certain Agreements. Except as listed on Schedule 4.7 hereto there are no management or consulting agreements with any third parties to provide these services to NYBD or any of its subsidiaries.

(b)	No Material Adverse Change. Prior to the Closing Date, there shall be no material adverse change in the assets or liabilities, the business or condition, financial or otherwise, the results of operations, or prospects of NYBD or any of its subsidiaries, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise.

(c)	Truth of Representations and Warranties. The representations and warranties of NYBD contained in this Agreement or in any Schedule attached hereto shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

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(d)	Performance of Agreements. All of the agreements of each of NYBD or any of its subsidiaries to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed.

(e)	No Litigation Threatened. No action or proceedings shall have been instituted or threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

6.4 Chief Financial Officer’s Letter. LEAGUE NOW shall have received a letter, dated the Closing Date, from NYBD ’s Chief Financial Officer, in form and substance satisfactory to them, to the effect set forth in Exhibit 2 attached hereto.

6.5 Governmental Approvals. Except with respect to telecommunications licenses, all governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

6.6 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to LEAGUE NOW and their counsel, and LEAGUE NOW shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

6.7 Audited Financial Statements. The completion and delivery of NYBD ’s consolidated financial statements together with an unqualified auditors report (except as to going concern).

6.8 Forgiveness of Bianco Indebtedness and Cancellation of Employment Agreement. LEAGUE NOW ’ Board of Directors shall have approved the Split-Off Agreement attached hereto as Exhibit 6.8 whereby LEAGUE NOW will transfer all of the stock of each of LEAGUE NOW ’ subsidiary Infiniti Systems Group, Inc.to Mr. John Bianco in exchange for forgiveness of all indebtedness due Mr. Bianco by LEAGUE NOW through the date of closing, the return to LEAGUE NOW treasury of 28,500,000 shares of LEAGUE NOW Common Stock by Mr. Bianco and the cancellation of Mr. Bianco’s employment contract including all golden parachutes, poison pills, stock options and stock grants. NYBD shall have caused to be issued to the benefit of John Bianco a note payable in the amount of $125,000, bearing interest at the rate of 10% per annum and due and payable six months following the Closing

6.9 Closing. The transactions contemplated by this Agreement shall have been consummated by February 28, 2013.

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ARTICLE 7

CONDITIONS TO THE OBLIGATIONS OF

THE SHAREHOLDERS AND NYBD

The obligations of the Shareholders and NYBD on the Closing Date are conditioned upon satisfaction, on or prior to such date, of the following conditions:

7.1 Opinion of LEAGUE NOW ’ Counsel. LEAGUE NOW shall have furnished the Shareholders and NYBD with an opinion, dated the Closing Date, of N/A; to the effect set forth in Exhibit 4 attached hereto.

7.2 Good Standing Certificates. LEAGUE NOW shall have delivered to the Shareholders:

(a)	copies of the Articles of Incorporation of LEAGUE NOW , including all amendments thereto, certified by the Secretary of State of the State of Florida;

(b)	certificates from the Secretary of State of the State of Utah to the effect that LEAGUE NOW is in good standing in such State and listing all charter documents, including all amendments thereto, of LEAGUE NOW on file; and

(c)	a resolution of LEAGUE NOW ’ Board of Directors certified by its Secretary, approving the transactions contemplated hereby and authorizing the President and Secretary of each entity to execute this Agreement and all documents necessary to consummate the sale of the Shares.

7.3 Truth of Representations and Warranties. The representations and warranties of LEAGUE NOW contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and LEAGUE NOW shall have delivered to NYBD an officer certificate, dated the Closing Date, stating the following:

(a) Certain Agreements. Except as listed on schedules hereto there are no management or consulting agreements with any third parties to provide these services to LEAGUE NOW or any of its subsidiaries.

(b)	No Material Adverse Change. Prior to the Closing Date, there shall be no material adverse change in the assets or liabilities, the business or condition, financial or otherwise, the results of operations, or prospects of LEAGUE NOW or any of its subsidiaries, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise.
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(c)	Truth of Representations and Warranties. The representations and warranties of LEAGUE NOW contained in this Agreement or in any Schedule attached hereto shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

(d)	Performance of Agreements. All of the agreements of each of LEAGUE NOW or any of its subsidiaries to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed.

(e)	No Litigation Threatened. No action or proceedings shall have been instituted or threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

7.4 Governmental Approvals. All governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

7.5 Performance of Agreements. All of the agreements of LEAGUE NOW to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed, and LEAGUE NOW shall have delivered to NYBD a certificate, dated the Closing Date, to such effect.

7.6 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to NYBD and its counsel, and NYBD shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

7.7 Forgiveness of Bianco Indebtedness, Return of Shares and Cancellation of Employment Contract. The transactions contemplated by Section 6.8 shall have been consummated.

7.8 Board Representation. At Closing, or as soon thereafter as is reasonably practicable, John Bianco, Bruce Veness and Joseph Charles shall resign from the Board of Directors of LEAGUE NOW .

7.9 Closing. The transactions contemplated by this Agreement shall have been consummated by February 28, 2013.

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ARTICLE 8

SURVIVAL OF REPRESENTATIONS; INDEMNITY; SET-OFF

8.1 Survival of Covenants and Agreements. The respective representations, warranties, covenants and agreements of the Shareholders, NYBD and LEAGUE NOW contained in this Agreement, or any Schedule attached hereto or any agreement or document delivered pursuant to this Agreement shall survive for a period of one year from the consummation of the transactions contemplated hereby; provided, however, that the representations, warranties and agreements made with regard to taxes and ERISA matters shall survive until the applicable statutes of limitations have expired; and provided further, however, that with respect to any covenant, term or provision to be performed hereunder or in any of the Schedules hereto or any documents or agreements delivered hereunder, the right of indemnification under this Article 8 shall survive until such covenant, term or provision has been fully paid, performed or discharged.

8.2 Indemnification.

(a)	NYBD agrees to indemnify and hold LEAGUE NOW and their officers, directors, shareholders, employees, affiliates and agents harmless from damages, losses, liabilities, assessments, judgments, costs or expenses (including, without limitation, penalties, interest and reasonable counsel fees and expenses), (each a “Claim”), in excess of $10,000 in the aggregate, as a result of or arising out of the breach of any representation or warranty made by the Shareholders and/or NYBD or the failure of any representation or warranty made by Shareholders and/or NYBD in this Agreement or in any Schedule attached hereto or any document or agreement delivered hereunder to be true and correct in all respects as of the date of this Agreement and as of the Closing Date or the non-performance by The Shareholders and/or NYBD of any covenant, term or provision to be performed by it hereunder or in any of the documents or agreements delivered hereunder which may be imposed or sought to be imposed on LEAGUE NOW or NYBD .

(b)	Infiniti Systems Group, Inc. and John Bianco each agree to indemnify and hold the Shareholders and NYBD and each of their officers, directors, shareholders, employees, affiliates and agents harmless from damages, losses or expenses (including, without limitation, reasonable counsel fees and expenses) in excess of $10,000, in the aggregate, suffered or paid, directly or indirectly, as a result of or arising out of the failure of any representation or warranty made by LEAGUE NOW in this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date. Notwithstanding the foregoing, the obligations assumed by John Bianco in paragraphs 7.8, 7.9 and 7.10 shall be absolute, despite the fact the claims may be for less than $10,000.

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(c)	LEAGUE NOW ’ and NYBD ’s right to indemnification as provided in this Section 8.2 shall not be eliminated, reduced or modified in any way as a result of the fact that (i) LEAGUE NOW or NYBD has notice of a breach or inaccuracy of any representation, warranty or covenant contained herein; (ii) LEAGUE NOW has been provided with access, as requested by LEAGUE NOW , to officers and employees of NYBD or any of its subsidiaries and such of NYBD ’s books, documents, contracts and records as has been provided to LEAGUE NOW in response to LEAGUE NOW ’ requests.

8.3 Conditions of Indemnification.

(a)	A party entitled to indemnification hereunder (the “Indemnified Party”) shall notify the party or parties liable for such indemnification (the “Indemnified Party”) in writing of any Claim or potential liability for Taxes (“Tax Claim”) which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. Such notice shall be given within a reasonable (taking into account the nature of the Claim or Tax Claim) period of time after the Indemnified Party has actual knowledge thereof. The Indemnifying Party shall satisfy its obligations under this Article 8 within forty days after receipt of subsequent written notice from the Indemnified Party if an amount is specified therein, or promptly following receipt of subsequent written notice or notices specifying the amount of such Claim or Tax Claim additions thereto; provided, however, that for so long as the Indemnifying Party is in good faith defending a Claim or Tax Claim pursuant to Section 8.3(b) hereof, its obligation to indemnify the Indemnified Party with respect thereto shall be suspended (other than with respect to any costs, expenses or other liabilities incurred by the Indemnified Party prior to the assumption of the defense by the Indemnifying Party). Failure to provide a notice of Claim or Tax Claim within the time period referred to above shall not constitute a defense to a Claim or Tax Claim or release the Indemnifying Party from any obligation hereunder to the extent that such failure does not prejudice the position of the Indemnifying Party.

(b)	If the facts giving rise to any such indemnification involve any actual, threatened or possible Claim or demand or Tax Claim by any person not a party to this Agreement against the Indemnified Party, the Indemnifying Party shall be entitled to contest or defend such Claim or demand Tax Claim at its expense and through counsel of its own choosing, which counsel shall be reasonably acceptable to the Indemnified Party, such right to contest or defend shall only apply if the Indemnifying Party gave written notice of its intention to assume the contest and defense of such Claim or demand Tax Claim to the Indemnified Party as soon as practicable, but in no event more than thirty days after receipt of the notice of Claims or Tax Claim, and provided the Indemnified Party with appropriate assurances as to the creditworthiness of the Indemnifying Party, and that the Indemnifying Party will be in a position to pay all fees, expenses and judgments
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that might arise out of such Claim or demand Tax Claim. The Indemnified Party shall have the obligation to cooperate in the defense of any such Claim or demand Tax Claim and the right, at its own expense, to participate in the defense of any Claim or Tax Claim. So long as the Indemnifying Party is defending in good faith any such Claim or demand Tax Claim asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such Claim or demand Tax Claim. The Indemnifying Party shall have the right to settle or compromise any such Claim or demand Tax Claim without the consent of the Indemnified Party at any time utilizing its own funds to do so if in connection with such settlement or compromise the Indemnified Party is fully released by the third party and is paid in full any indemnification amounts due hereunder. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party’s possession reasonably required by it for its use in contesting any third party Claim or demand Tax Claim and shall otherwise cooperate, at the expense of the Indemnifying Party, in the defense thereof in such manner as the Indemnifying Party may reasonably request. Whether or not the Indemnifying Party elects to defend such Claim or demand Tax Claim, the Indemnified Party shall have no obligation to do so.

ARTICLE 9

MISCELLANEOUS

9.1 Knowledge of the Shareholders, NYBD or LEAGUE NOW . Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge, information and belief of the Shareholders, NYBD or LEAGUE NOW and the Shareholders and LEAGUE NOW , as the case may be, confirm that they have made due and diligent inquiry as to the matters that are the subject of such representations and warranties.

9.2 Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

9.3 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Florida applicable to agreements executed and to be performed solely within such State without regard to conflicts of laws.

9.4 Jurisdiction. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of Florida, or in the United States District Court for the Miami, Florida area, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The prevailing party or

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parties in any such litigation shall be entitled to receive from the losing party or parties all costs and expenses, including reasonable counsel fees, incurred by the prevailing party or parties.

9.5 Captions. The Article and Section captions used herein for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

9.6 Publicity. Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of LEAGUE NOW and NYBD to the contents and the manner of presentation and publication thereof. The parties hereto agree that the execution of this Agreement requires the release of information to the financial press concerning this acquisition and accordingly agree to promptly issue a press release mutually acceptable to NYBD and LEAGUE NOW and to file a Form 8-K report with the Securities and Exchange Commission containing this agreement and all exhibits and schedules hereto.

9.7 Notices. Any notice or other communication required or permitted hereunder shall be deemed sufficiently given when delivered in person, one business day after delivery to a reputable overnight carrier, four business days if delivered by registered or certified mail, postage prepaid or when sent by telecopy with a copy following by hand or overnight carrier or mailed, certified or registered mail, postage prepaid, addressed as follows:

If to LEAGUE NOW :

League Now Holdings Corporation Telephone: (801) 756-9606

Attn: John L. Bianco Facsimile: (801) 756-3750

705 East Main Street

American Fork, UT 84003

with a required copy to:

Gregory E. Lindley, Esq. Telephone: (801) 532-1500

Ray, Quinney & Nebeker Facsimile: (801) 532-7543

79 S. Main #500

Salt Lake City, UT 84111

If to NYBD :

NYBD .com, LLC Telephone: (417) 879-3326

Attn: Jon Baker, CEO Facsimile: (417)

211 South Union St., Suite F

 Springfield, MO 65802

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With a required copy to:

Joel C. Schneider, Esq. Telephone: (516) 228-8181

Sommer & Schneider LLP Facsimile: (516) 228-8211

595 Stewart Avenue, Suite 710

Garden City, NY 11530

9.8 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

9.9 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

9.10 Entire Agreement. This Agreement, including the Schedules hereto and the other documents referred to herein which form a part hereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

9.11 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by LEAGUE NOW , the Shareholders and NYBD .

9.12 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

9.13 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereof.

9.14 Cooperation After Closing. From and after the Closing Date, each of the parties hereto shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

ARTICLE 10

COVENANTS

10.1 Access to Information. Each of NYBD and LEAGUE NOW agrees that, prior to the Closing Date, the other party hereto shall be entitled, through its officers, employees and

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representatives (including, without limitation, its legal and financial advisors and accountants), to make such investigation of the properties, businesses and operations of NYBD or LEAGUE NOW and their respective subsidiaries, as applicable, and such examination of the books, records and financial condition of NYBD or LEAGUE NOW (and their respective subsidiaries), as applicable, as such other party reasonably requests and to make copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and each of NYBD and LEAGUE NOW shall cooperate, and shall cause their respective subsidiaries to cooperate, fully therein. No investigation by NYBD or LEAGUE NOW prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the other party thereto contained in this Agreement or any other agreements or certificates in connection with the transactions contemplated by this Agreement. In order that each of LEAGUE NOW and NYBD may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of NYBD or LEAGUE NOW (and their respective subsidiaries), as applicable, NYBD and LEAGUE NOW shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of NYBD or LEAGUE NOW , as applicable, to cooperate fully with such representatives in connection with such review and examination.

10.2 Conduct of LEAGUE NOW ’ and NYBD ’s Respective Businesses Pending the Closing.

(a)	Prior to the Closing Date, except as otherwise expressly contemplated by this Agreement, NYBD and each of its subsidiaries shall and LEAGUE NOW shall, and shall cause its subsidiaries to:

(i)	conduct its business only in the ordinary course consistent with past practice;

(ii)	use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill, (B) preserve its present relationship with Persons having business dealings with it ;

(iii)	maintain (A) all its assets and properties in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of its properties and assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv)	(A) maintain its books, accounts and records in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts (other than
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in the ordinary course of business), and (C) comply with all contractual and other obligations applicable to its operations; and

(v)	comply in all material respects with applicable Laws.

(b)	Prior to the Closing Date and for a period of eighteen (18) months, except as otherwise expressly contemplated by this Agreement, NYBD and each of its subsidiaries shall not and LEAGUE NOW shall not, and shall cause its subsidiaries not to:

(i)	declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

(ii) (a)              in the case of LEAGUE NOW , transfer, issue (except issuances of shares upon the exercise of outstanding warrants, options and convertible debentures), sell or dispose of any shares of its capital stock or other securities of itself or its subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of itself or any of its subsidiaries. Notwithstanding the foregoing, after Closing the combined entity may issue securities in connection with a bonfide private offering, however such securities may not be sold or convertible into the combined entities capital stock at a price which less than 62% of the of the combined entities current market price as reported on the OTCQB;

(b)                   in the case of NYBD , issue, sell or dispose of any shares of its capital stock or other securities of itself or its subsidiaries, or grant options, warrants, calls or other rights to purchase any capital stock of itself or any of its subsidiaries.

(iii)	effect any recapitalization, reclassification, stock split or like change in its capitalization except, in the case of LEAGUE NOW , as is required pursuant to this Agreement or authorize the issuance of the Shares (including securities convertible into shares of LEAGUE NOW Stock);

(iv)	amend its certificate of incorporation, by-laws, memorandum or articles of association or similar organizational documents, except that LEAGUE NOW may amend its certificate of incorporation solely for the purposes of changing the name of LEAGUE NOW so as to add the word “NYBD ” thereto and LEAGUE NOW may amend its certificate of incorporation to increase the number of authorized shares as necessary to permit LEAGUE NOW to consummate the transactions contemplated hereby;

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(v)	(A) materially increase the annual level of compensation of any employee, (B) increase the annual level of compensation payable or to become payable by it or any of its subsidiaries to any of their respective executive officers, (C) grant any bonus, benefit or other direct or indirect compensation to any employee, director or consultant, other than in the ordinary course consistent with past practice, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of its or its subsidiaries’ directors, officers, employees, agents or representatives or otherwise modify or amend or terminate any such plan or arrangement;

(vi)	except (A) for trade payables and (B) for pledges of assets and indebtedness for borrowed money which do not exceed, individually or in the aggregate, $1,000,000 (it being understood that(1) such amount shall not include indebtedness existing or assets pledged prior to the date of this Agreement and (2) the transaction value of any asset pledges shall be deemed to be equal to the fair market value of the assets pledged in such transaction), borrow monies of any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person;

(vii)	except as may be permitted pursuant to clause (vi) above, subject to any lien (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted and in the ordinary course of business), any of its properties or assets (whether tangible or intangible);

(viii)	acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any material properties or assets, or its rights to any of the foregoing (except for fair consideration in the ordinary course of business consistent with past practice);

(ix)	cancel or compromise any debt or claim or waive or release any material right except in the ordinary course of business consistent with past practice;

(x)	enter into any commitment for capital expenditures in excess of $250,000 for any individual commitment and $1,000,000 for all commitments in the aggregate;

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(xi)	enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization;

(xii)	enter into any transaction or make or enter into any Contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice.

(xiii)	transfer any funds or assets to any of its officers and directors, which funds and assets are, in the aggregate, worth in excess of $25,000, except for the purchase of goods and services from any such officer or director in the ordinary course of business at the fair market value for such goods and services;

(xiv)	agree to do anything prohibited by this Section 10.2 or anything which would make any of the representations and warranties of LEAGUE NOW or the NYBD in this Agreement or LEAGUE NOW Documents or NYBD Documents untrue or incorrect in any material respect as of any time through and including the Closing Date.

10.3	Consents and Approvals.

(a)	NYBD and LEAGUE NOW shall use their respective best efforts, and shall cooperate with each other, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement; provided, however, that neither NYBD nor LEAGUE NOW shall be obligated to pay any consideration (except for filing fees) therefor to any third party from whom consent or approval is requested.

(b)	Promptly following the date of this Agreement, LEAGUE NOW shall prepare and file with the Securities and Exchange Commission an information statement and related solicitation materials relating to taking corporate actions without the benefit of a meeting to approve the issuance of LEAGUE NOW Shares pursuant hereto (such information statement, as amended or supplemented from time to time, being hereinafter referred to as the “Information Statement”), and shall use its best efforts to cause the Information Statement to be mailed to its stockholders at such time and in such manner as permits the notification to be sent as promptly as practicable. NYBD shall furnish all information as may be reasonably requested by LEAGUE NOW and, in any case, as required with respect to LEAGUE NOW by Regulation 14A under the Securities Exchange Act of 1934, as amended, for inclusion in the Information Statement. The information provided by LEAGUE NOW and NYBD , respectively, for use in the Information Statement shall, on the date when the Information Statement is first mailed to LEAGUE NOW ’ stockholders, be true and correct in all material respects and
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shall not omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein not misleading, and LEAGUE NOW and NYBD each agree to promptly correct any information provided by it for use in the Information Statement which shall have become false or misleading.

(c)	LEAGUE NOW shall notify its shareholders that the Board of Directors have approved, among other matters, the issuance of the LEAGUE NOW Shares pursuant hereto. LEAGUE NOW , through its Board of Directors, shall recommend to its shareholders to vote their stock for approval of the foregoing. The Information Statement shall comply as to form in all material respects with all applicable requirements of the Securities Exchange Act of 1934, as amended, and no amendment or supplement to the Information Statement shall be made by LEAGUE NOW without the prior written approval of NYBD unless LEAGUE NOW determines such amendment or supplement is required by law.

10.4	Other Actions.

(a)	Each of NYBD and LEAGUE NOW shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

(b)	LEAGUE NOW shall use its best efforts to assure that, prior to the Closing, the LEAGUE NOW Shares have remained quoted on the OTCQB, subject to official notice of issuance.

10.5 Publicity. Neither NYBD nor LEAGUE NOW shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of LEAGUE NOW or NYBD , disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which LEAGUE NOW or NYBD (or any Affiliates thereof) lists securities; provided that, to the extent required by applicable Law, the party intending to make such release shall use commercially reasonable efforts consistent with such applicable Law to consult wit the other party with respect to the text thereof.

10.6 Tax and Accounting Matters.

(a)	Within 60 days following the date hereof, NYBD will deliver to LEAGUE NOW (i) the Interim Statements, together with an unqualified audit report thereon by NYBD ’s independent public accountants and (ii) an unaudited pro forma consolidated balance sheet of NYBD and its subsidiaries as of December 31, 2012 after giving effect to the transactions contemplated by this Agreement.
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(b)	On or before March 28, 2013, LEAGUE NOW shall cause to be filed its audited financial statements for the year ended December 31, 2012 in accordance with the requirements of the Securities Act of 1934 on Form 10-K.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, each of LEAGUE NOW, the Shareholders and NYBD have executed this Agreement, all as of the day and year first above written.

LEAGUE NOW HOLDINGS CORPORATION

By: /s/ John Bianco

Title: President

NYBD .HOLDING CO., INC.

By: /s/ Haim Yeffet

Title: Chief Executive Officer

THE PRINCIPAL SHAREHOLDERS: No. of Shares of NYBD

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THE PRINCIPAL SHAREHOLDERS: No. of Shares of NYBD

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